FAX

TO: Bill Steckel

Secretary, DayStar Technologies, Inc.

FAX: 408-907-4663

FROM: Randy Graves

DayStar Technologies, Inc.

FAX NO. : 8584529236

SUBJECT: Resignation

I hereby resign my position as a member of the Board of Directors of DayStar Technologies, Inc effective at 12:0l AM September 27, 2009.

\s\ Randolph A. Graves

Randolph A. Graves, Jr.